SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Craig M. Dwight)

This Second Amended and Restated Employment Agreement (the “Agreement”) is made and entered on September 20, 2022, but effective as of the Effective Date, by and among Horizon Bank (the “Bank”), an Indiana state–chartered commercial bank, Horizon Bancorp, Inc. (the “Holding Company”), an Indiana corporation and a registered bank holding company, and Craig M. Dwight (the “Executive”), a resident of the State of Indiana. The Bank and the Holding Company are referred to herein jointly as the “Company.” If and when this Agreement becomes effective on the Effective Date, this Agreement will update, amend, restate, supersede and replace in its entirety the Amended and Restated Employment Agreement, dated January 1, 2020, by and among the parties to the extent such prior agreement is not already expired or terminated.

WITNESSETH:

WHEREAS, the Bank is a wholly–owned subsidiary of the Holding Company; and

WHEREAS, the Executive is currently employed by the Company and is currently serving as the Chairman and Chief Executive Officer of the Bank and the Holding Company; and

WHEREAS, the Company desires to continue the employment of the Executive, and the Executive desires to continue to be employed by the Company, in accordance with the provisions of this Agreement; and

WHEREAS, in addition to the employment provisions contained herein, the Company and the Executive have agreed to certain restrictions, covenants, agreements and severance payments, as set forth in this Agreement; and

WHEREAS, the Executive is willing to commit to continue in the performance of such services for the Company upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and obligations contained herein, the continued employment of the Executive by the Company pursuant to this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, each intending to be legally bound, hereby agree as follows:

Section 1.    Employment; Term.
(a)    Employment. Unless terminated earlier as provided herein, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on a full-time basis in accordance with the provisions of this Agreement during the Term.
(b)    Term. Unless terminated earlier as provided herein, the term of the Executive’s employment with the Company hereunder will begin on January 1, 2023 (the “Effective Date”) and will end on January 1, 2024 (the “Term”). If the Executive’s employment with the Company is terminated for any reason prior to the Effective Date, this Agreement shall automatically terminate and be of no further force and effect (a “Pre–Effective Date Termination”).

Section 2.    Position; Duties; Responsibilities.
(a)    Position and Duties. During the Term and unless the board of directors of the Holding Company and/or the Bank assign the Executive different titles or duties as provided in this Agreement, the Executive will be the Chairman of the Board and Chief Executive Officer of the Bank and the Holding Company and will perform the duties and responsibilities commensurate with such positions and will perform such other duties and responsibilities as may be assigned by the board of directors of the Bank or the Holding Company from time to time commensurate with such positions. The board of directors of the Holding Company and/or the Bank may only permanently assign the Executive lesser titles and/or lesser duties and responsibilities as the board of directors of the Holding Company and/or the Bank shall reasonably determine are necessary and appropriate to accommodate the appointment of a new Chief Executive Officer and/or the appointment of a new Chairman of the Board of the Bank and the Holding Company (a “CEO Transition”).
(b)    Duties and Responsibilities. During the Term, the Executive will devote substantially all business time, attention and energy, and reasonable best efforts, to the interests and business of the Bank, the Holding Company and their affiliates and subsidiaries (collectively “Affiliates”) and to the performance of the Executive’s duties and responsibilities on behalf of the Company and any Affiliate. The Executive may use his discretion in fixing the hours and schedule of work consistent with the proper discharge of the Executive’s duties. The Executive, subject to the direction and control of the board of directors of the Bank and of the Holding Company, will have all power and authority commensurate with the Executive’s status and necessary to perform his duties hereunder. During the Term, the Executive will not serve on the board of directors of any for–profit organization without the prior consent of the Holding Company’s board of directors (the “Board”).
(c)    Working Conditions. The Executive will be entitled to office space and working conditions, including the ability to work remotely, and consistent with his titles and positions with the Bank and the Holding Company from time to time. The Company will provide the Executive with such assistance and working accommodations as are suitable to the character of his positions with the Company and as are adequate for the performance of the Executive’s duties. The Executive will not be required to be absent from the location of the principal executive offices of the Company on travel status or otherwise more than 30 days in any calendar year. The Company will not, without the written consent of the Executive, relocate or transfer Executive to a location more than 30 miles from his principal residence.
Section 3.    Compensation and Employee Benefits.
(a)    Base Salary and Other Compensation. During the Term, for all services rendered to or on behalf of the Company by the Executive in all capacities pursuant to this Agreement or otherwise, the Company will pay to the Executive the following compensation: (i) an annual base salary of $654,050 (the “Base Salary”), (ii) a target bonus equal to $392,430 (60% of Base Salary) (the “Target Bonus”), and (iii) long term incentive compensation of $420,000 split 50% restricted stock with time based vesting and 50% restricted stock with performance based vesting (issued in March, 2023). The Base Salary will be paid to the Executive in accordance with the Bank’s usual and customary payroll practices applicable to its employees generally.
(b)    Incentive Compensation. During the Term, the Executive will be entitled to participate in all other incentive compensation plans and programs in effect from time to time and generally available to executive officers of the Company, subject to the terms and conditions of such plans and programs.

(c)    Employee Benefit Plans. During the Term, the Executive will be entitled to participate in all employee benefit plans and programs in effect from time to time and generally available to executive officers of the Company, subject to the terms and conditions of such plans and programs.
(d)    Retention Compensation. Subject to the other terms and conditions of this Agreement and provided the Executive is still employed by the Company on January 1, 2024 (except as otherwise specifically provided herein, including, for example, in Sections 5(b) and 5(c)), the Executive is also hereby granted a $850,000 retention bonus (the “Retention Bonus”) which shall be comprised of the following: (i) a $425,000 cash bonus that shall vest and be paid on January 1, 2024 (or as soon as practicable thereafter), , and (ii) a grant of restricted stock of the Holding Company having a grant date value of $425,000, which shall be granted in March of 2023 when the Holding Company typically makes its other incentive compensation awards, and shall vest on the one–year anniversary of the date of grant. Notwithstanding the foregoing, in the event any of the Retention Bonus is paid or vested prior to or after a change in control pursuant to which the Executive is paid the full amount of the change in control benefits payable pursuant to his Change in Control Agreement with the Bank dated January 1, 2020 (the “CIC Agreement”), the Executive agrees that the total amount of compensation to be paid to him shall not exceed the maximum amount payable pursuant to the CIC Agreement and such amounts shall be netted against each other to achieve that intent.
(e)    Other Policies. All other matters relating to the employment of the Executive by the Company not specifically addressed in this Agreement, or in the plans and programs referenced above (including, without limitation, vacation, sick and other paid time off), will be subject to the employee handbooks, rules, policies and procedures of the Company in effect from time to time.
(f)    Taxes and Other Amounts. All taxes (other than the Company’s portion of FICA taxes) on the Base Salary and other amounts payable to the Executive pursuant to this Agreement or any plan or program will be paid by the Executive. The Company will be entitled to withhold from the Base Salary and all other amounts payable to the Executive pursuant to this Agreement or any plan or program (i) applicable withholding taxes, and (ii) such other amounts as may be authorized by the Executive in writing.
(g)    Acknowledgment by the Executive. Notwithstanding anything herein to the contrary, the Executive hereby understands, acknowledges and agrees that the Bank or the Holding Company may, each in its sole discretion, amend, modify, freeze, suspend or terminate any or all of the incentive compensation, stock option, employee benefit and other plans and programs referenced herein at any time and from time to time in the future as provided in such plans and programs. Any such amendment, modification, freezing, suspension or termination will not affect any of the Executive’s vested or accrued benefits under any such plans or programs.
Section 4.    Termination of Employment.
Subject to the respective continuing obligations of the parties hereto set forth in this Agreement, the Executive’s employment with the Company may be terminated during the Term in any of the following ways:
(a)    Termination by the Company for Cause. The Company, upon written notice to the Executive, may terminate the Executive’s employment with the Company immediately (except as otherwise expressly provided herein with respect to the Executive’s limited right to cure) for Cause. For purposes of this Agreement, “Cause” is defined as any of the following actions:

(i)    An intentional act of fraud, embezzlement, theft, or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Executive in the course of the Executive’s employment; provided, however, that (A) no act or failure to act will be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence; and (B) an act or failure to act will only be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company or any Affiliate;
(ii)    Intentional damage by the Executive to the business or property of the Company or any Affiliate, causing material harm to the Company or any Affiliate;
(iii)    Material breach by the Executive of any provision of this Agreement or any change in control or similar agreement the Executive is a party to;
(iv)    Gross negligence or insubordination by the Executive in the performance of the Executive’s duties, or the Executive’s refusal or repeated failure to carry out lawful directives of the board of directors of the Bank or the Holding Company or of any other supervisor;
(v)    Removal or permanent prohibition of the Executive from participating in the conduct of the affairs of the Bank or the Holding Company or any Affiliate by an order issued under subsection 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC §§ 1818(e)(4) and (g)(1).
(b)    Termination by the Company Without Cause. The Company, upon not less than 30 days prior written notice to the Executive, may terminate the Executive’s employment with the Company without Cause.
(c)    Termination Upon Retirement. The Executive’s employment shall terminate upon Retirement. For purposes of this Agreement, “Retirement” means a termination of employment that the Executive denominates, in writing, as a retirement from the Company and to which the Company consents. The Company’s consent shall not be unreasonably withheld. The Executive shall provide reasonable advance notice of his retirement (which shall not be less than 30 days) and the Company shall respond within a reasonable time (which shall not be more than 30 days). Notwithstanding his Retirement, if the board of directors so requests, the Executive agrees to remain available through the end of the Term for the purpose of providing transition assistance to a new CEO and performing such other duties as are reasonably related thereto as reasonably requested by the board of directors.
(d)    Termination by the Executive for Good Reason. The Executive, upon written notice to the Company, may terminate his employment with the Company immediately (except as otherwise expressly provided herein with respect to the Company’s limited right to cure) for Good Reason. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following events:
(i)    The requirement that the Executive move the Executive’s office to a location more than thirty (30) miles from the Executive’s principal residence as of the date of this Agreement;
(ii)    A reduction of ten percent (10%) or more in the Executive’s then–current annual base salary, unless part of an institution–wide reduction and proportionate to the reduction in the annual base salary of all other executive officers of the Company;

(iii)    The removal of the Executive from participation in any incentive compensation or performance–based compensation plans which results in a reduction of ten percent (10%) or more in the Executive’s total compensation, unless the Company terminates participation in the plan or plans with respect to all other executive officers of the Company;
(iv)    The taking of any action by the Bank or the Holding Company which would directly or indirectly reduce any material benefit plan or program or deprive the Executive of any such benefit enjoyed by the Executive, resulting in a reduction of ten percent (10%) or more in the Executive’s total compensation, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Company;
(v)    A material breach by the Company of any provision of this Agreement, other than a breach justifying termination pursuant to any other provision of this Agreement;
(vi)    To the extent such assumption does not occur as a matter of law, any failure of the Bank or the Holding Company to obtain the assumption of the obligation to perform this Agreement by any successor, including upon a change in control; or
(vii)    The material and permanent changing of the Executive’s titles or duties to lower levels, other than in connection with a CEO Transition.
(e)    Termination by the Executive Without Good Reason. The Executive, upon not less than 60 days prior written notice to the Bank, may terminate his employment with the Company without Good Reason.
(f)    Termination in the Event of Death or Disability. The Executive’s employment will terminate immediately upon the death of the Executive. The Executive’s employment with the Company may be terminated by the Company in the event of the occurrence of a Disability of the Executive. For purposes hereof, a “Disability” is defined as the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. If, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company, the Executive will be deemed to be Disabled. The Compensation Committee of the Board will be the sole and final judge of whether the Executive is Disabled for purposes of this Agreement, after consideration of any evidence it may require, including the reports of any physician or physicians it may designate.
(g)    Notice and Date of Termination. Any termination of the Executive’s employment with the Company as contemplated by this Section 4, except in the event of the Executive’s death, will be communicated in writing by the terminating party to the other party hereto. Any notice of termination will indicate the specific provisions of this Agreement relied upon and, if applicable, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The last day of the Executive’s employment with the Company will be referred to herein as the “Date of Termination.”

(h)    Limited Right to Cure by the Company and the Executive.
(i)    In the event that the Company desires to terminate the Executive’s employment for Cause pursuant to subsection 4(a)(iii), the Company, upon written notice to the Executive, may terminate the Executive’s employment for Cause, which will terminate the Executive’s employment and right to compensation immediately, except in the limited case expressly provided herein with respect to Causes that are curable. For the avoidance of doubt, the Company and the Executive agree that all other events described in Section 4(a) are not curable. The written notice will (A) indicate the specific provisions of this Agreement relied upon for such termination; (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; (C) state whether the Board of Directors of the Holding Company has determined in good faith that the issue is curable; and (D) if the issue has been deemed curable, describe the steps, actions, events or other items that must be taken, completed or followed by the Executive to correct or cure the basis for such termination. If (but only if) the basis for termination has been deemed curable by the Board of Directors, then the Executive will have thirty (30) days following the effective date of such notice to fully correct and cure the basis for the termination of the Executive’s employment. If the Executive does not fully correct and cure the basis for the termination of the Executive’s employment within such 30–day period, then the Company will have the right to terminate the Executive’s employment immediately for Cause upon delivering to the Executive a second written notice of termination and without any further cure period. Unless otherwise specified in the written notice, the date of termination shall be the date of the first written notice, in the case of an uncurable Cause, and shall be the date of the second written notice, in the case of a curable but uncured Cause. Notwithstanding the foregoing, the Executive will be entitled to so correct and cure only a maximum of two times during any calendar year.
(ii)    In the event that the Executive desires to terminate the Executive’s employment with the Company for Good Reason pursuant to subsection 4(d), all of the following must timely occur: (A) within ninety (90) days immediately following the first occurrence of such event, the Executive must deliver to the Company a written notice describing, in reasonable detail, the Good Reason event and the proposed cure to such event; (B) the Company must fail to cure such event during the thirty (30) days from the date of receipt of such notice; and (C) a second written notice of termination must be delivered by the Executive to the Company within ninety (90) days following the day on which the 30–day cure period set forth in the preceding clause (B) expires. The Executive’s employment with the Company will terminate immediately upon delivery of the second written notice of termination. Notwithstanding the foregoing, the Company will be entitled to so correct and cure only a maximum of two times during any calendar year.
(i)    Regulatory Restrictions.
(i)    If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(ii)    If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Company under this Agreement shall terminate as of the date of default; however, this subsection shall not affect the vested rights of the parties.
(iii)    All obligations under this Agreement shall terminate, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (A) by the Indiana Department of Financial Institutions (the “DFI”) or its designee, or the Bank’s primary federal regulator at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (B) by the DFI, or its designee, or the Bank’s primary federal regulator, at the time that the DFI, or its designee, or the Bank’s primary federal regulator, approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the DFI, or the Bank’s primary federal regulator, to be in an unsafe or unsound condition. Any such action shall not affect any vested rights of the parties.
(iv)    If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Executive from participating in the conduct of the Bank’s affairs, the Company’s obligations under this Agreement shall be suspended as of the effective date of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may, in its sole discretion, (A) pay the Executive all or part of the compensation withheld while its contract obligations were suspended, and/or (B) reinstate (in whole or in part) any of its obligations which were suspended.
(v)    Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with the provisions of 12 U.S.C. 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on making “golden parachute” and certain indemnification payments by FDIC–insured institutions and their holding companies. In the event any payments to Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulations, the Bank and/or the Holding Company (A) shall pay the maximum amount that may be paid after applying such limitations; and (B) will use commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment of any amount that otherwise cannot be paid due to the application of such limitations. The Executive agrees that the Bank and/or the Holding Company shall not have breached any obligations under this Agreement if they are unable to pay all or some portion of any payment due to the Executive as a result of the application of these limitations.
Section 5.    Payment Upon Termination of Employment.
Upon the termination of the Executive’s employment with the Company pursuant to Section 4, the Executive will receive the following:
(a)    Termination by the Company for Cause, by the Executive Without Good Reason or Due to Death or Disability of the Executive. Upon the termination of the Executive’s employment by the Company for Cause pursuant to subsection 4(a), by the Executive without Good Reason pursuant to subsection 4(e) or in the event of termination due to the death or Disability of the Executive pursuant to subsection 4(f), the Company will pay or provide to the Executive the following amounts and benefits:

(i)    that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with normal payroll practices;
(ii)    all amounts that have vested or accrued prior to the Date of Termination under all incentive compensation or employee benefit plans of the Bank or the Holding Company in accordance with the provisions of such plans; and
(iii)    notwithstanding the foregoing, all options granted to the Executive to purchase shares of common stock of the Holding Company and all shares of restricted stock and restricted stock units of the Holding Company (whether such options and restricted shares are vested or unvested) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and the Executive; provided, however, the Retention Bonus shall terminate and be automatically forfeited upon the effective date of termination.
It is noted that nothing in this Agreement will serve to prevent the Executive from receiving long term disability payments from the Company’s long term disability program, if any, if the Executive is otherwise eligible to receive benefits under such a program.
(b)    Termination by the Company Without Cause or by the Executive With Good Reason. Upon the termination of the Executive’s employment by the Company without Cause pursuant to subsection 4(b) or by the Executive with Good Reason pursuant to subsection 4(d), the Company will pay or provide to the Executive the following amounts and benefits:
(i)    that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with normal payroll practices;
(ii)    an amount equal to the Executive’s remaining annual Base Salary through the end of the Term plus an amount equal to the Executive’s Target Bonus for such calendar year, all payable as of the date of the first payroll following the Date of Termination and delivery of the Release (as defined in Section 5(e)) and the lapse of all applicable revocation periods, or as soon as administratively practicable thereafter;
(iii)    continued participation in the group health, dental & optical insurance and group life insurance benefits which the Executive would have been eligible to participate in or receive on the day prior to the Date of Termination (“Insurance Programs”) for the remainder of the Term, but only to the extent the Executive continues to qualify for participation therein. If the Executive is not permitted to continue participation in those Insurance Programs, the Company will reimburse the Executive for the costs of health insurance and life insurance benefits for the remainder of the Term; provided, however, the amount of these benefits will be limited to an amount equal to 110% of the Company’s then current cost of providing comparable benefits under the Insurance Programs;
(iv)    the Retention Bonus shall immediately vest and shall be payable on the first payday of 2024;
(v)    all amounts that have vested or accrued prior to or on the Date of Termination (or otherwise are or become payable to the Executive) under all incentive compensation or other qualified and non-qualified employee benefit plans of the Holding Company or the Bank in accordance with the provisions of such plans and past practices of the Holding Company or the Bank, including without limitation, any contributions or matches related to those amounts. For purposes of clarification, the intent of this Section is for the Executive to receive all amounts attributable to the Executive’s participation in such plans, as now or hereafter existing, up to and including the Date of Termination, regardless of whether the amounts are historically deposited or credited to individual employee accounts or subject to Board of Director approval on a date beyond the Date of Termination, and the Bank agrees to compute and pay, deposit or credit all such amounts as soon as possible after the Date of Termination if not capable of being calculated, paid, deposited or credited prior to the Date of Termination; and
(vi)    notwithstanding the foregoing, all options granted to the Executive to purchase shares of common stock of the Holding Company and all shares of restricted stock and restricted stock units of the Holding Company (whether such options and restricted shares and units are vested or unvested) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and the Executive. For purposes of clarity, the Company and the Executive agree that a termination by the Company that is not for Cause or a termination by the Executive for Good Reason shall be treated as a retirement under the applicable plan and award agreements between the Holding Company and Executive.
(c)    Termination upon Retirement. Upon the termination of the Executive’s employment due to Retirement pursuant to subsection 4(c), the Company will pay or provide to the Executive the following amounts and benefits:
(i)    that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with normal payroll practices;
(ii)    an amount equal to the Executive’s remaining annual Base Salary through the end of the Term plus an amount equal to the full amount of the Executive’s Target Bonus for such calendar year, all payable as of the date of the first payroll following the Date of Termination or as soon as administratively practicable thereafter;
(iii)    the cash portion of the Retention Bonus shall immediately vest and shall be payable in accordance with its terms on the first payday of 2024; the restricted stock portion of the Retention Bonus shall continue to vest in accordance with its terms; and the requirement that Executive be employed as of January 1, 2024, shall be inapplicable and waived;
(iv)    all amounts that have vested or accrued prior to or on the Date of Termination (or otherwise are or become payable to the Executive) under all incentive compensation or other qualified and non-qualified employee benefit plans of the Holding Company or the Bank in accordance with the provisions of such plans and past practices of the Holding Company or the Bank, including without limitation, any contributions or matches related to those amounts. For purposes of clarification, the intent of this Section is for the Executive to receive all amounts attributable to the Executive’s participation in such plans, as now or hereafter existing, up to and including the Date of Termination, regardless of whether the amounts are historically deposited or credited to individual employee accounts or subject to Board of Director approval on a date beyond the Date of Termination, and the Bank agrees to compute and pay, deposit or credit all such amounts as soon as possible after the Date of Termination if not capable of being calculated, paid, deposited or credited prior to the Date of Termination; and
(v)    notwithstanding the foregoing, all options granted to the Executive to purchase shares of common stock of the Holding Company and all shares of restricted stock and restricted stock units of the Holding Company (whether such options and restricted shares and units are vested or unvested, but excluding the restricted stock included in the Retention Bonus) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and the Executive.
(d)    Delay of Payment of Benefits in Certain Circumstances.
(i)    Separation from Service. “Separation from Service” means the date on which the Executive dies, retires or otherwise experiences a Termination of Employment with the Company; provided, however, a Separation from Service does not occur if the Executive is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if the leave is for a longer period, so long as the individual’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or contract, there will be a Separation from Service on the first day immediately following such six-month period. The Executive will incur a “Termination of Employment” when a termination of employment is incurred under Treasury Regulation Section 1.409A-1(h)(ii).
(ii)    Suspension of Payments to Specified Employees. To the extent such suspension is required by Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) or Treasury Regulations issued pursuant to Code Section 409A, if an amount is payable to the Executive due to the Executive’s Separation from Service for a reason other than the Executive’s death, and if at the time of the Separation from Service the Executive is a “Specified Employee,” payment of all amounts which constitute deferred compensation under Code Section 409A to the Executive under this Agreement will be suspended for six months following such Separation from Service. The Executive will receive payment of such amounts on the first day following the six-month suspension period.
(A)    A “Specified Employee” means an individual who is a “Key Employee” of the Company at a time when the Holding Company’s stock is publicly traded on an established securities market. The Executive will be a Specified Employee on the first day of the fourth month following any “Identification Date” on which the Executive is a Key Employee.
(B)    The Executive is a “Key Employee” if at any time during the 12–month period ending on an Identification Date the Executive is: (i) an officer of the Company having annual compensation greater than $175,000 (as adjusted in accordance with the requirements of Code Section 409A); (ii) a five–percent owner of the Company; or (iii) a one–percent owner of the Company having an annual compensation greater than $150,000. For purposes of determining whether an Executive is an officer under clause (i), no more than 50 employees (or, if lesser, the greater of three or ten percent of the employees) will be treated as officers, and those categories of employees listed in Code Section 414(q)(5) will be excluded.
(C)    The “Identification Date” for purposes of this Agreement is December 31 of each calendar year.

(e)    Certain Limitations. All amounts payable to the Executive pursuant to this Section 5 will be subject to the following limitations:
(i)    amounts payable pursuant to this Section will be subject to the terms of subsections 5(d) and 5(f) and paid only so long as the Executive is not in breach of any of the provisions of this Agreement; and
(ii)    payment will be made pursuant to this Section only if the Executive executes a full release of claims relating to the Executive’s employment by the Company and/or any Affiliate in favor of such parties in a form reasonably acceptable to, and provided by, the Company (the “Release”). The Company will set a deadline for return of the Release that will be no later than sixty (60) days following the termination of employment, and the Release must remain unrevoked during any revocation period.
(f)    280G Cutback. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s independent public accountants determine that any payment by the Company to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement or otherwise, would be non–deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended, the amount payable to or for the benefit of the Executive pursuant to this Agreement and all other arrangements shall be reduced (but not below zero) in a manner determined by the Company to the Reduced Amount. For purposes of this Section, the “Reduced Amount” shall be the amount which maximizes the amount payable without causing the payment to be non–deductible by the Company because of Section 280G. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.
Section 6.    Survival of Certain Provisions.
Upon any termination of the Executive’s employment with the Company and/or the termination or expiration of this Agreement (except in the event of a Pre–Effective Date Termination), the Executive and the Company hereby expressly agree that the provisions of Sections 5, 6, 7, and 8 will continue to be in full force and effect and binding upon the Executive and the Company in accordance with the applicable respective provisions of such Sections.
Section 7.    Indemnification.
The Company will indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the Articles of Incorporation and By–Laws of the Company as in effect at such time. The Executive will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its Affiliates. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive will notify the Company promptly in writing of the threat or institution of such action, suit or proceeding, and the Company will assume the defense thereof and the employment of counsel and payment of all fees and expenses.

Section 8.    Miscellaneous.
(a)    Assignment. This Agreement is personal in nature and no party hereto will, without the prior written consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, except as provided pursuant to subsection 8(p) or as otherwise provided herein. Without limiting the foregoing, the Executive’s right to receive compensation hereunder will not be assignable or transferable by the Executive, whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive’s will or by the laws of descent, and in the event of any attempted assignment or transfer contrary to this Section, the Company will have no liability to pay any amounts so attempted to be assigned or transferred. Notwithstanding the foregoing or anything herein to the contrary, this Agreement may be assigned by the Company to any Affiliate without the prior consent of the Executive.
(b)    Waiver. Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement. The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement will not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.
(c)    Amendment. This Agreement may be amended, modified or supplemented only by a written agreement executed by all of the parties hereto.
(d)    Headings. The headings in this Agreement have been inserted solely for ease of reference and will not be considered in the interpretation or construction of this Agreement.
(e)    Severability. In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.
(f)    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same agreement.
(g)    Construction. This Agreement will be deemed to have been drafted by both parties hereto. This Agreement will be construed in accordance with the fair meaning of its provisions and its language will not be strictly construed against, nor will ambiguities be resolved against, any party.
(h)    Review and Consultation. The Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions, effects and restrictions of this Agreement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM ANY DIRECTOR OR EMPLOYEE OF, OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR, THE BANK OR THE HOLDING COMPANY.

(i)    Attorneys’ Fees. Each party hereto will pay the other party’s reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with such other party successfully enforcing any provision or provisions of this Agreement (except as otherwise provided herein) against the breaching party (whether by litigation, arbitration, mediation, settlement or negotiation).
(j)    Entire Agreement. This Agreement supersedes and novates all other prior understandings, commitments, representations, negotiations, contracts and agreements, whether oral or written, between the parties hereto relating to the matters contemplated hereby and constitutes the entire understanding and agreement between the parties hereto relating to the subject matter hereof. In particular, as referred to in the Preamble, this Agreement supersedes, novates and replaces the Amended and Restated Employment Agreement, dated January 1, 2020, by and among the parties, and all amendments and addendums thereto.
(k)    Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice–versa. All references to the masculine, feminine or neuter genders herein will include any other gender, as the context requires. Unless expressly provided otherwise, all references in this Agreement to days will mean calendar, not business, days.
(l)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein.
(m)    Notices. All notices, requests and other communications hereunder will be in writing (which will include facsimile communication) and will be deemed to have been duly given if (i) delivered by hand; (ii) sent by certified United States Mail, return receipt requested, first class postage pre–paid; (iii) sent by overnight delivery service; or (iv) sent by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by regular United States Mail, first class postage pre–paid, as follows:

If to the Company:	Horizon Bancorp, Inc.
Attention: Chairman of the Compensation Committee of the Board of Directors
515 Franklin Street
Michigan City, Indiana 46360
Telephone: (219) 879–0211
Facsimile: (219) 873–2628

AND:	Horizon Bank
Attention: President
515 Franklin Street
Michigan City, Indiana 46360
Telephone: (219) 879–0211
Facsimile: (219) 873–2628

If to the Executive:	Craig M. Dwight
Redacted for privacy

or to such other address or facsimile number as any party hereto may have furnished to the other parties in writing in accordance herewith, except that notices of change of address or facsimile number will be effective only upon receipt. All such notices, requests and other communications will be effective (i) if delivered by hand, when delivered; (ii) if sent by mail in the manner provided herein, two business days after deposit with the United States Postal Service; (iii) if sent by overnight express delivery service, on the next business day after deposit with such service; or (iv) if sent by facsimile transmission, on the date indicated on the fax confirmation page of the sender if such fax also is confirmed by mail in the manner provided herein.
(n)    Jurisdiction and Venue. The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties relating to this Agreement, will be filed, tried and litigated only in a federal or state court located in the State of Indiana. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.
(o)    Recitals. The recitals contained on page one of this Agreement are expressly incorporated into and made a part of this Agreement.
(p)    Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange, combination or otherwise) to all or substantially all of the business, assets or voting securities of the Bank or the Holding Company to expressly assume and agree, in writing, to perform this Agreement in, and any successor will absolutely and unconditionally assume all of the Company’s obligations hereunder to, the same manner and extent, and upon the same terms and conditions, that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession will be a material breach of this Agreement by the Company and will entitle the Executive to terminate his employment with the Company for Good Reason pursuant to subsection 4(c). As used in this Agreement, the Company will mean the Company as hereinbefore defined and any successor to their business, assets or voting securities as aforesaid.

[Signature page follows]

In Witness Whereof, the parties hereto have made, entered into, executed and delivered this Agreement as of the date set forth on page 1, to be effective as of the Effective Date.

HORIZON BANK

By:	/s/ Mark E. Secor
Mark E. Secor, Executive Vice President and Chief Financial Officer

HORIZON BANCORP, INC.		ATTEST:

By:	/s/ Todd A. Etzler	By:	/s/ Peter L. Pairitz
	Todd A. Etzler, Executive Vice President and General Counsel		Peter L. Pairitz, Chairman of the Compensation Committee

EXECUTIVE

By:	/s/ Craig M. Dwight
Craig M. Dwight